Exhibit 10.15.2

Final

Exhibit B

Chase Corporation

Promissory Note

$	, 2009

For value received, the undersigned, Chase Corporation, a Massachusetts corporation (“Chase”), promises to pay to                                    of                                                              (“Payee”), the principal amount of                               , in three consecutive annual installments of $                     each, on each of the dates that is twelve, twenty-four and thirty six months from the date hereof (each such date, a “Payment Date”), together with accrued interest thereon. Interest shall accrue on the unpaid principal balance of this note at a rate per annum equal to the applicable Federal rate established by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

Interest on this note shall be calculated on the basis of the actual number of days elapsed and a 360-day year.

Principal and interest shall be payable, in lawful money of the United States of America, by wire transfer of immediately available funds to such bank or other financial institution account of the Payee as is set forth in Exhibit A to the Agreement (as defined below), or to such other account with a bank or other financial institution located within the United States as may hereafter be designated by the Payee in writing to Chase (in which case Payee shall be responsible for supplying accurate and timely wiring instructions for such account to Chase); provided, that the Payee, at the Payee’s option, may, by written notice to Chase, require Chase to make any or all of such payments by certified check to the Payee’s principal residence as identified in such notice.

Notwithstanding the foregoing, one percent (1%) of the amount of any principal, interest, and/or late charge payments made by Chase to the Payee under this note shall be paid to Einhorn Associates, Inc. (“Einhorn”), as provided in Section 2.3(e) of the Agreement.  Such payments shall be made to Einhorn by wire transfer of immediately available funds to such bank or other financial institution account as designated by Einhorn to Chase for payment of the portion of Einhorn’s fee that is payable upon the closing of the Agreement, or to such other account with a bank or other financial institution located within the United States as may hereafter be designated by Einhorn in writing to Chase.

Chase shall pay a late charge equal to six percent (6%) of the amount of any principal or interest which is not paid within five (5) days of delivery of written notice of nonpayment by either the Payee or a Shareholder Representative (as defined in the Agreement).  The foregoing does not limit any other rights the Payee may have under this note or at law by reason of any such late payment.

This is one of a series of five (5) notes (the “Notes”) issued in connection with the purchase by Chase of all of the outstanding shares of stock of CIM Industries Inc., a New Hampshire corporation (“CIM”), pursuant to a Stock Purchase Agreement dated August       , 2009 entered into among Chase, CIM and the Payees of the Notes (the “Agreement”).  Each of

the Notes is identical except for the identity of the Payees and the principal amount thereof.  Pursuant to Article 6 of the Agreement, payments due under the Notes are subject to a right of set-off by Chase as described in, and subject to the terms and conditions of, such Article (“Set-off Right”), which Article’s terms and conditions are fully set forth in the Agreement (a copy of which has been signed by and delivered to Chase and each of the Payees).  The foregoing set-off provisions are incorporated herein by reference as if set forth in their entirety in this note.  Chase’s nonpayment of principal and/or interest as and when due under this Note by reason of its good faith exercise of its Set-off Right shall not trigger a late payment fee.

At the option of the Payee, this note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default: (1) failure to pay in full and when due any installment of principal or interest under this note or under any of the other Notes; (2) the liquidation, termination or dissolution of Chase, or its ceasing to actively carry on business, or the appointment of a receiver for its property; (3) the institution by or against Chase of any proceedings under the United States Bankruptcy Code or any other law in which the Chase is alleged to be insolvent or unable to pay its debts as they mature, and in the case of any such involuntary proceedings, if such proceedings are not dismissed or terminated within sixty (60) days; or (4) the making by Chase of an assignment for the benefit of creditors.

No delay or omission on the part of the Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  Chase, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

Chase agrees to pay, upon demand, costs of collection of the principal of and interest on this note, including without limitation reasonable attorneys’ fees.

This note shall be binding upon Chase and upon its respective successors, assigns and legal representatives, and shall inure to the benefit of the Payee and the Payee’s heirs, successors, endorsees and assigns.

This note shall be governed by the laws of the Commonwealth of Massachusetts, and shall take effect as a sealed instrument.

Executed as an instrument under seal as of the date set forth at the beginning of this note.

Witness	Chase Corporation

By:
Peter R. Chase, Chairman and CEO

Schedule of Promissory Note Holders and Total Dollar Amount of Promissory Note:

Promissory Note Holders	Total Dollar Amount of Promissory Note

Thomas A. Palmer	$278,520
Robert E. Scribner	$1,395,660
Scott S. Scribner	$834,780
Richard H. Stephens	$245,520
Paul W. Sullivan	$245,520